Exhibit 99.1

Company Contact: Nicholas R. Schacht President and CEO (703) 709-9119 nick_schacht@learningtree.com

LEARNING TREE DISCONTINUES SOLICITATION PROCESS

RESTON, VA — October 14, 2008—Learning Tree International, Inc. (NASDAQ: LTRE) today announced that, in light of current conditions in the financial markets, the special committee of its independent directors has determined to discontinue the previously announced process to solicit offers to purchase the company.

“Regardless of temporary market conditions, we remain focused on maximizing shareholder value, building on the significant improvements in profitability and revenue we achieved over the past two years,” commented Nick Schacht, Learning Tree’s Chief Executive Officer. “Our current strong financial position—with over $65 million in cash and cash equivalents (not counting an additional $26 million in available for sale securities) at the end of our third fiscal quarter—gives us the financial flexibility to do what we do best: provide our customers the best IT and management training available in the market.”

ABOUT LEARNING TREE INTERNATIONAL, INC.

Learning Tree International is a leading worldwide provider of vendor-independent education and training to IT professionals and managers in business and government organizations. Learning Tree develops, markets and delivers a broad, proprietary library of instructor-led courses focused on Web development, operating systems, programming languages, databases, computer networks, computer and network security, object-oriented technology, project management, leadership, communications, business analysis, and strategic business skills. Learning Tree also tests and certifies IT and business professionals, and Learning Tree courses are recommended for college credit by the American Council on Education. In addition, Learning Tree is on the National Association of State Boards of Accountancy National Registry of CPE sponsors and is a Registered Education Provider of the Project Management Institute (PMI). For more information about Learning Tree products and services, call 1-800-THE-TREE (1-800-843-8733), or visit the Learning Tree Web site at www.learningtree.com.

FORWARD LOOKING STATEMENTS

Except for historical information contained herein, the matters addressed in this press release are forward-looking statements. Please do not put undue reliance on these forward-looking statements, since they are based on key assumptions about future risks and uncertainties. Although Learning Tree believes that its assumptions are reasonable, inevitably some will prove to be incorrect. As a result, Learning Tree’s actual future results can be expected to differ from any forward looking statements, and those differences may be material. Learning Tree is not undertaking any obligation to update forward-looking statements.

In order to help the reader assess the major risks in Learning Tree’s business, Learning Tree has identified many, but not all, of these risks in Item 1A, “Risk Factors” in Learning Tree’s Annual Report on Form 10-K (“Item 1A”). Please read that section carefully. Some of the factors that could affect Learning Tree include: risks associated with the timely development, introduction, and customer acceptance of Learning Tree’s courses; competition; international operations, including currency fluctuations; changing economic and market conditions; technology development and new technology introduction; efficient delivery and scheduling of Learning Tree’s courses; adverse weather conditions, strikes, acts of war or terrorism and other external events; and attracting and retaining qualified personnel.